CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2026, relating to the financial statements and financial highlights of Crawford Funds, comprising Crawford Large Cap Dividend Fund, Crawford Small Cap Dividend Fund, and Crawford Multi-Asset Income Fund, each a series of Unified Series Trust, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 29, 2026